August 5, 2005



Mail Stop 4561

VIA U.S. MAIL AND FAX 1-516-767-4562

Mr. Thomas O`Keefe
Chief Financial Officer
Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY  11050

RE:	Cedar Shopping Centers, Inc.
Form 10-K for the year ended December 31, 2004
Form 10-Q for the quarter ended March 31, 2005
File no. 0-14510

Dear Mr. O`Keefe:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


Cicely Luckey
Branch Chief